Exhibit 99.1

FIRST NATIONAL CORPORATION

Earnings Release

Fourth Quarter and Year Ended December 31, 2004

January 21, 2005

First National Corporation (OTCBB: FXNC) reported net income of $4.2 million or $2.88 per basic and diluted share for the year ended December 31, 2004.  This is a 27.4% increase over the $3.3 million net income for the year ended December 31, 2003 and a 29.1% increase over the $2.23 per basic and diluted share for the year ended December 31, 2003.  The annualized return on average equity and average assets were 17.01% and 1.12%, respectively, for the year ended December 31, 2004, compared to 14.37% and 1.05%, respectively, for the year ended December 31, 2003.

For the quarter ended December 31, 2004, net income was $1.2 million or $0.85 per basic and diluted share.  This is a 37.1% increase over the $900 thousand net income and a 39.3% increase over the $0.61 per basic and diluted share for the three months ended December 31, 2003.

Net interest income increased 21.2% from $11.0 million for the year ended December 31, 2003 to $13.3 million for the same period in 2004.  The increase was directly related to a 21.1% increase in interest earning assets over the same period.  The net interest margin increased to 3.84% for the year ended December 31, 2004 compared to 3.83% for the same period in 2003.

Noninterest income increased 22.2% to $4.4 million for the year ended December 31, 2004 compared to $3.6 million for the same period in 2003.  Service charges increased 14.7% to $2.7 million for the year ended December 31, 2004 compared to $2.3 million for 2003.  This increase was attributable to growth in the number of noninterest-bearing demand deposits and related overdraft fees.  Fees for other customer services increased 40.5% to $1.1 million for the year ended December 31, 2004 compared to $769 thousand for the same period in 2003.  Transaction fees such as Visa check card, brokerage, and ATM fees contributed to this increase.  Net gains on sale of premises and equipment totaled $387 thousand for the year ended December 31, 2004.  The majority of this gain was comprised of a property sale in April 2004.

(in thousands) Noninterest income (unaudited)	Year Ended 12/31/04 12/31/03
Service charges	$ 2,664	$ 2,323
Fees for other customer services	1,081	769
Gains on sale of securities	-	69
Gains (losses) on sale of premises and equipment	387	(49)
Gains on sale of loans	172	372
Other	127	141
Noninterest income	$ 4,431	$ 3,625

(in thousands) Noninterest Income (unaudited)	Quarter Ended 12/31/04 12/31/03
Service charges	$ 654	$ 623
Fees for other customer services	310	183
Gains on sale of securities	-	53
(Losses) on sale of premises and equipment	(48)	(50)
Gains on sale of loans	38	22
Other	75	130
Noninterest income	$ 1,029	$ 961

Noninterest expense increased 18.7% to $10.8 million for the year ended December 31, 2004 compared to $9.1 million for the same period in 2003.  Salaries and employee benefits increased over the comparable period in 2003 as a result of salary increases and hiring additional employees to support business growth. Occupancy and equipment costs increased over the comparable period in 2003 as a result of retail branch expansions in Shenandoah County and the City of Winchester.  Other expenses increased due to operating costs related to business growth.

(in thousands) Noninterest Expense (unaudited)	Year Ended 12/31/04 12/31/03
Salaries and employee benefits	$ 5,224	$ 4,538
Occupancy	714	518
Equipment	888	771
Advertising	380	340
Stationery and supplies	367	324
Telecommunications	235	217
Legal and professional fees	395	216
Other	2,580	2,161
Noninterest expense	$ 10,783	$ 9,085

(in thousands) Noninterest Expense (unaudited)	Quarter Ended 12/31/04 12/31/03
Salaries and employee benefits	$ 1,352	$ 1,107
Occupancy	171	141
Equipment	237	198
Advertising	87	91
Stationery and supplies	86	77
Telecommunications	44	64
Legal and professional fees	68	76
Other	654	639
Noninterest expense	$ 2,699	$ 2,393

Total assets increased 18.9% to $408.6 million at December 31, 2004 from $343.6 million at December 31, 2003.  The majority of the asset growth occurred in the loan portfolio.  Loans, net of the allowance for loan losses, increased 30.4% from $245.6 million at December 31, 2003 to $320.2 million at December 31, 2004.  The allowance for loan losses totaled $2.9 million or 0.89% of total loans at December 31, 2004 compared to $2.5 million or 1.03% of total loans at December 31, 2003.  Net charge-offs were $480 thousand for the year ended December 31, 2004 compared to $320 thousand for the comparable period of 2003.  The loan loss provision was $810 thousand for the year ended December 31, 2004 and $705 thousand for the comparable period of 2003.  The allowance for loan losses has increased over the last year, which is primarily attributable to the growth in the loan portfolio.  The overall quality of the loan portfolio has improved, which is reflective in the ratio of allowance for loan losses to total loans at December 31, 2004.

Total deposits increased 15.5% or $43.1 million to $320.9 million at December 31, 2004 from $277.8 million at December 31, 2003.  Noninterest-bearing demand deposits increased $12.9 million or 23.1% to $68.9 million at December 31, 2004 from $56.0 million at December 31, 2003, which contributed to 30.0% of the growth in total deposits.  Other borrowings totaled $45.2 million at December 31, 2004 compared to $36.6 million at December 31, 2003.

Shareholders’ equity totaled $26.1 million at December 31, 2004, an increase of 11.1% over the December 31, 2003 balance of $23.5 million.  The book value of the Corporation was $17.85 per share and the total common shares outstanding were 1,462,062 at December 31, 2004.  Cash dividends paid during the year ended December 31, 2004 and 2003 were $0.82 per share and $0.77 per share, respectively.

Selected Financial Information:

(in thousands, except per share data) Selected Ratios (unaudited)	Year Ended 12/31/04 12/31/03
Book value per share	$ 17.85	$ 16.08
Dividends per share	$ 0.82	$ 0.77
Return on average equity	17.01%	14.37%
Return on average assets	1.12%	1.05%
Net interest margin	3.84%	3.83%

(in thousands) Balance Sheets (unaudited)	12/31/04 12/31/03
Securities available for sale, at fair value	$ 63,366	$ 70,895
Loans held for sale	190	118
Loans, net	320,197	245,591
Total assets	408,577	343,557
Deposits	320,945	277,828
Other borrowings	45,240	36,555
Company obligated mandatorily redeemable capital securities	8,000	3,000
Shareholders’ equity	26,100	23,503

(in thousands, except per share data) Statements of Income (unaudited)	Year Ended 12/31/04 12/31/03
Interest and dividend income	$ 20,520	$ 17,738
Interest expense	7,220	6,769
Provision for loan losses	810	705
Noninterest income	4,431	3,625
Noninterest expense	10,783	9,085
Provision for income taxes	1,932	1,503
Net income	$ 4,206	$ 3,301
Earnings per share, basic and diluted	$ 2.88	$ 2.23

(in thousands, except per share data) Statements of Income (unaudited)	Quarter Ended 12/31/04 12/31/03
Interest and dividend income	$ 5,552	$ 4,489
Interest expense	1,972	1,572
Provision for loan losses	142	187
Noninterest income	1,029	961
Noninterest expense	2,699	2,393
Provision for income taxes	534	398
Net income	$ 1,234	$ 900
Earnings per share, basic and diluted	$ 0.85	$ 0.61

Certain information in this discussion may include forward looking statements that are subject to risks and uncertainties.  These forward looking statements include statements regarding our profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy, and financial and other goals.  The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward looking statements.

These forward looking statements are subject to significant uncertainties because they are based upon or are affected by certain factors.  We have identified factors in our December 31, 2003 Annual Report on Form 10-KSB, which can be accessed from our website at www.firstbank-va.com.

Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements.  In addition, our past results of operations do not necessarily indicate our future results.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank.  First Bank operates nine retail bank branches in the Northern Shenandoah Valley Region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

Contact:

First National Corporation

M. Shane Bell

Senior Vice President & CFO

sbell@firstbank-va.com

(540) 465-9121